As filed with the Securities and Exchange Commission on December 31, 2018

Registration No. 333-198655

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1

Rio Tinto plc

(Exact name of registrant as specified in its charter)

England and Wales	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 St. James’s Square

London SW1Y 4AD

United Kingdom

(Address of Principal Executive Offices)

U.S. Borax Inc. 401(k) Savings and Retirement Contribution Plan for Represented Employees

Kennecott Utah Copper Savings Plan for Represented Employees

Rio Tinto America Inc. 401(k) Savings Plan and Investment Partnership Plan

(Full titles of the plans)

Cheree Finan

Corporate Secretary

Rio Tinto Services Inc.

80 State Street

Albany, New York 12207-2543

(Name and address of agent for service)

(801) 204-2251

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Rio Tinto plc (the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-198655, the “Registration Statement”) to deregister any and all securities that remain unsold under the Registration Statement. Effective June 29, 2018, the plans covered by the Registration Statement (collectively, the “Plans”) terminated the ability of participants in the Plans to invest in the Registrant’s American Depositary Receipts, American Depositary Shares and ordinary shares.

In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering under the Registration Statement, the Registrant hereby removes from registration all such securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City London, United Kingdom, on December 31, 2018.

RIO TINTO PLC

By:	/s/ Steve Allen
Steve Allen
Company Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.